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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act Of 1934

Filed by the Registrant  ☐  Filed by a Party other than the Registrant  ☒

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE:

The following press release was issued by Edward Bonn on August 5, 2002 in connection with a solicitation of proxies in support of electing Mr. Bonn’s nominees to the Board of Directors of New Frontier Media, Inc. (“New Frontier”) at the 2002 annual meeting of shareholders of New Frontier.

Edward J. Bonn Asks New Frontier Media Shareholders to Consider Current Management’s Track Record of Mismanagement

Cites Efforts by Management to Entrench Themselves in Office, Their History of Costly Litigation, and the Dismal Performance of New Frontier Common Stock Under Their Watch

Boulder, Colo., August 5, 2002 — Edward Bonn, the largest shareholder of New Frontier Media, Inc. (Nasdaq: NOOF), announced today that he has sent a letter to New Frontier shareholders, highlighting what Mr. Bonn believes to be numerous examples of the failures of New Frontier’s current management to manage the company in the best interests of shareholders. The text of the letter sent by Mr. Bonn is as follows:

NEW FRONTIER MEDIA SHAREHOLDERS:
CONSIDER THE FACTS

CURRENT MANAGEMENT HAS BEEN IN CONTROL OVER THE PAST 5 YEARS
WHILE AN INVESTMENT IN NOOF STOCK HAS DRAMATICALLY UNDERPERFORMED

•	The stock market is down...but NOOF is down even further

•	The stock performance of comparable companies like Playboy and Private Media are down...but NOOF’s stock is down even further

•	Should you assess any promises made by current management about the future in light of past performance?

CURRENT MANAGEMENT IS NOW SEEKING TO ENTRENCH
THEMSELVES IN OFFICE AT SHAREHOLDER EXPENSE

•	Current management has recklessly spent shareholder cash to preserve themselves in office—their proxy statement estimates this cost at $500,000...on a recent investor call, management refused to respond to investor questions about the full cost of engaging two of the most expensive anti-takeover law firms in the country

•	Current management refinanced $3 million of debt by issuing preferred stock representing 8% of the stock outstanding, with a short maturity and a 15.5% dividend rate—then current management attempted to hide this fact by not disclosing this transaction in a prompt press release or on its investor conference call and buried the disclosure in a 80+ page SEC ruling made months after the fact

•	Current management recently rewarded Karyn Miller, the current CFO, with a new employment contract, including a steep increase in salary and mandatory “golden parachute’’ features upon a change in control

•	Current management continues to compensate themselves extremely well even though the shareholders have suffered huge losses on their investment in NOOF

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CURRENT MANAGEMENT HAS INVOLVED THE COMPANY IN REPEATED
LITIGATION—AT SIGNIFICANT EXPENSE TO THE NOOF SHAREHOLDERS

How Did NOOF
Shareholders
Case	Summary of NOOF Claim	Benefit

NOOF v. Sands Brothers (October 1997)	NOOF sues to avoid payment under letter agreement, claiming, among other things, “fraud in the inducement’’ and seeking rescission	?
NOOF v. Golf Partners (January 1998)	NOOF sues to avoid payment on promissory note, claiming, among other things, “fraud in the inducement’’ and seeking rescission	?
NOOF v. Stone (April 1998)	NOOF sues for breach of contract, claiming, among other things, “fraud in the inducement’’	?
Marshank v. NOOF (October 1998)	NOOF sued for breach of finders fee agreement	?
Lipson v. NOOF (January 1999)	NOOF sues to avoid payment under contract, claiming, among other things, “fraud in the inducement’’	?
NOOF v. Luce (February 1999)	NOOF sues to avoid payment under contract, claiming, among other things, “fraud in the inducement’’	?
Wussow v. NOOF (June 1999)	NOOF sued for breach of employment agreement	?
NOOF v. Pleasure (August 1999)	NOOF sues for return of 700,000 NOOF shares and 700,000 warrants issued in connection with content library acquisition	?
Krausmann v. NOOF (July 2001)	NOOF sued for breach of warrant agreement	?
NOOF v. Freeman (February 2002)	NOOF sues for breach of agreement, seeking declaratory relief that it is not obligated to perform	?
NOOF v. Bonn (May 2002)	NOOF sues after Bonn demands special shareholder meeting, claiming, among other things, “fraud in the inducement”	?

•	At some point, should current management take responsibility for their actions—recognizing that

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“fraud in the inducement’’ is not a substitute for management skills, such as careful due diligence and proper transaction execution?

•	Are you curious how many millions of shareholder dollars and how much management time has been wasted by current management on all these lawsuits?

•	Is it a coincidence that current management has been repeatedly “defrauded’’ or is it current management that has failed to properly supervise and execute? Or even worse, is current management in the habit of running this business by repeatedly repudiating its commitments and then blaming others for perpetrating frauds?

ARE YOU AWARE OF THE FOLLOWING FACTS?

•	NOOF’s market capitalization (reported shares outstanding times a recent market price of $2.01) is less than 1x 2002 reported annual net revenues and less than 5x reported annual adjusted EBITDA (a term used by the Company in a recent press release)

•	Is the market’s lack of confidence in current management the reason for this trading discount?

•	Is current management responsible for NOOF significantly underperforming relative to the adult companies selected by current management as “peer companies’’?

•	NOOF paid Alan Isaacman’s law firm—one of current management’s director nominees—in excess of $740,000 in legal fees last year and recently awarded him 200,000 options vesting over two years at a strike price of $1.91

—	How does this compare to what you have received as a shareholder of NOOF?

—	Mr. Bonn expects that options that would be granted to his director nominees would vest over three years and the majority would become exercisable only after the NOOF stock price has attained a level of $5 and $8 for a minimum of 90 consecutive trading days

•	Hiram Woo—one of current management’s director nominees and the only incumbent nominee with recent public company experience other than with NOOF—is the President of Steakhouse Partners...a public company that recently filed bankruptcy, destroying the equity value of the company

—	Is this the type of experience that NOOF shareholders are seeking in their board members?

—	Have you compared the experience of the slate of directors proposed by current management and the slate of directors proposed by Mr. Bonn?

•	Current management has accused Mr. Bonn of “fraud,’’ but Messrs. Kreloff and Weiner are the ones that have been found to have committed fraud by a Colorado jury in their executive capacity with NOOF—a case that was ultimately settled and the jury verdict vacated...but at a significant cost to NOOF shareholders

•	Current management’s statements regarding “poor performance’’ of NOOF’s Internet operations during the time that Mr. Bonn was active in its operations, do not comport with the financial statement that NOOF has filed with the Securities and Exchange Commission

—	NOOF’s Internet Group generated substantial revenues and operating income during the time that Mr. Bonn was active in the Internet Group’s operations (through June 2001)...since that time, current management has been responsible for dismal results at NOOF’s Internet Group

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—	Did current management really happen to discover fraud and a basis to sue Mr. Bonn almost three years after acquiring IGI or did they realize that Mr. Bonn was providing NOOF shareholders an opportunity to toss out current management and their dismal financial track record?

—	Did current management hope that bringing another lawsuit almost three years after the fact was a way to deter Mr. Bonn’s efforts to install responsible and professional management and an independent board of directors?

•	While current management has attempted to make Mr. Bonn the focus of this shareholder referendum, Mr. Bonn has confirmed he will not be Chairman, CEO or an officer of NOOF...as the largest shareholder of NOOF, he will continue to seek what all shareholders seek: competent management, a responsible Board of Directors and a liquid and well performing stock

—	Do you think your interests are more aligned with the largest shareholder of NOOF or current management?

•	Messrs. Kreloff and Weiner together have collected over $1.3 million in salary and bonus from NOOF and been awarded 400,000 options at a strike price of $2 over the past two years

—	How does this compare to what you have received as a shareholder of NOOF?

—	How does this executive compensation compare to the value that these executives have created for NOOF shareholders?

TIME FOR A CHANGE!

•	Your vote is important to the effort to restore accountability, credibility, competence and integrity at NOOF

•	Compare the experience of the slate of directors proposed by current management and the slate of directors proposed by Mr. Bonn—Mr. Bonn strongly believes that management comes from the top and a strong, experienced independent board of directors is essential to establishing credibility with employees, customers and investors

•	NOOF is your company...Vote the Gold Proxy Card

* * *

On July 23, 2002, Mr. Bonn filed a definitive proxy statement with the Securities and Exchange Commission in connection with his solicitation of proxies to elect his director-nominees at the 2002 annual meeting of shareholders of New Frontier Media. Mr. Bonn’s proxy statement was mailed to New Frontier Media shareholders on or about July 24, 2002. Mr. Bonn urges shareholders to read his proxy statement because it contains important information. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Mr. Bonn’s solicitation is available in the definitive proxy statement filed by Mr. Bonn. You may obtain a free copy of Mr. Bonn’s definitive proxy statement, as well as other soliciting materials that have been filed by Mr. Bonn, at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement and other documents filed by Mr. Bonn may also be obtained for free by contacting MacKenzie Partners, Inc. at 800-322-2885.

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